Exhibit 99.1

For Immediate Release

BSD Medical Launches Award-Winning Website as
Part of Direct to Consumer Communications Strategy

SALT LAKE CITY, August 2, 2006—BSD Medical Corp. (AMEX:BSM) today announced that its newly launched website www.flowersforhope.com has already been chosen as a “People’s Choice Winner” as well as being nominated for a “Flash Forward Award,” which is one of the highest website awards possible.  The new website, “The Hope Garden,” provides an innovative virtual flower garden experience intended to offer hope and encouragement for those struggling with cancer.  In addition to this service, this new website is meant to direct large numbers of people to the BSD patient website www.treatwithheat.com where they can learn more about BSD’s cutting-edge therapy for cancer, making The Hope Garden a very tangible contribution to hope for those with cancer.

“We believe that the Hope Garden has the potential to bring large numbers of people to our patient website, and at the same time provide a valuable service to those faced with cancer,” said Hyrum A. Mead, President of BSD Medical.  “We are already seeing the number of visits grow as this website has begun to gain exposure over the last few days, with the number of visits to the Hope Garden website growing from 150 visits to over 5,000 per day.  This in turn has increased visits to our treatwithheat.com website threefold, providing valuable information about our cancer therapy that can offer new hope for cancer patients. Viral communication, or word of mouth communication as it is referred to offline, is a proven internet strategy that encourages individuals to pass on a message to others, creating the potential for exponential growth in the message’s exposure and influence. This strategy takes advantage of rapid multiplication to expose the message to thousands and on to millions of people.”

The website was created by Salt Lake City-based Richter7, a full-service advertising and marketing firm with expertise in the development of medical and other websites. Richter7 has developed and implemented successful interactive websites for Medtronic, Biolase, Mrs. Fields Cookies and others.

Visitors to the site can navigate through the garden, clicking on flowers they would like to view. To plant a flower of their own, visitors click “Plant Flower,” then select the type and color of flower they would like to plant. Visitors then fill in their name, the name of the person they are planting the flower for, an e-mail address for the recipient and their message of hope. They then click “Preview” to review their message, and then click on the “Plant” button.  Visitors can also search for a specific person’s flower by typing in the name or e-mail address of the person who planted it in the box at the bottom of the screen.

BSD Medical Corp. is a leading developer of systems that deliver precision-focused microwave/RF energy to heat diseased sites in the body, raising them to therapeutic temperatures as required for a variety of medical treatments, including cancer.  For further information about BSD Medical and its technologies visit the BSD corporate website at www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company’s cancer therapy systems based on increasing patient exposure to the Company’s cancer therapy are subject to risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

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